INTERIM INVESTMENT MANAGEMENT AGREEMENT

              AGREEMENT made as of this 30th day of
September, 2009, by and between PNC Long-Short TEDI
Fund LLC, a Delaware limited liability company (the
Company), and PNC Capital Advisors, LLC, a Delaware
limited liability company (the Manager).
              1.	Duties and Compensation of the
Manager.
              (a)  For the services to be rendered by
the Manager to PNC Long-Short Master Fund LLC (the
Master Fund) as provided in the Interim Investment
Management Agreement between the Master Fund and the Manager (the Master Fund Investment Management
Agreement), the Company, which invests substantially all of its investable assets into the Master Fund and therefore directly benefits from the Managers services, shall pay to the Manager an amount equal to 10% of the net profits of each member of the Company (each, a Member and collectively, the Members) in excess of the Loss Carryforward Amount applicable to such Members Capital Account (as defined in the Companys Limited Liability Company
Agreement, the Incentive Fee). The Incentive Fee shall be due and payable by the Company at the end of each fiscal year.
              (b)  All compensation earned by the
Manager under this Agreement shall be held in an interest-bearing escrow account with the Companys custodian. If the majority of the Companys outstanding voting securities approve a new advisory agreement with the Manager by the end of the 150-day period that this Agreement is effective, the Manager will be paid the amount in the escrow account
(including interest earned). If a majority of the Companys outstanding voting securities do not approve a new advisory agreement with the Manager, the Manager will be paid, out of the escrow account the lesser of (i) the Managers investment management and research costs incurred in performing the Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned). Subject to these provisions, the compensation of the Manager for its services under this Agreement shall be calculated and paid by the Company in accordance with the foregoing provisions of this Section.

              2.	Other Services.
              It is understood by both parties that
the Manager will also be retained to serve in
capacities for the Company and the Master Fund,
other than in its capacity as investment manager to
the Master Fund, through separate contracts, and
shall be compensated for such additional services in
accordance with the terms set forth thereunder.
Such other responsibilities may include, but are not
limited to, serving as Administrator pursuant to an
Administrative Services Agreement.
              3.	Reports.
              The parties agree to furnish to each
other current prospectuses, proxy statements,
reports to partners, certified copies of their
financial statements, and such other information
with regard to their affairs as each may reasonably
request in connection with this Agreement.
              The Manager shall submit and present to
the Board of Directors of the Company (the Board)
reports of the assets of the Company and the Master
Fund, the value of such assets, and the performance
of the investment funds in which the Master Fund
invests its assets, on a quarterly basis.  All
investment information supplied by the Manager to
the Board is confidential and is to be used by the
Company for internal purposes only.  Upon
termination of this Agreement, the Manager shall
promptly, upon demand, return to the Company all
records (or copies of such records) that the Company
reasonably believes are necessary in order to
discharge the Managers responsibilities to the
Company.
              4.	Liability of Manager.
              In the absence of willful misfeasance,
bad faith or gross negligence on the part of the
Manager, in performance of its obligations and
duties hereunder and under the Master Fund
Investment Management Agreement, the Manager shall
not be subject to any liability whatsoever to the
Company, or to any Member for any error of judgment,
mistake of law or any other act or omission in the
course of, or connected with, rendering services
hereunder and under the Master Fund Investment
Management Agreement including, without limitation,
for any losses that may be sustained in connection
with the purchase, holding, redemption or sale of
any security on behalf of the Master Fund.
              5.	Indemnification.
              (a)  To the fullest extent permitted by
law, the Company shall, subject to Section 5(c),
indemnify the Manager (including for this purpose
each officer, director, partner, principal, employee
or agent of, or any person who controls, is
controlled by or is under common control with, the
Manager, and their respective executors, heirs,
assigns, successors or other legal representatives)
(each such person being referred to as an
indemnitee) against all losses, claims, damages,
liabilities, costs and expenses arising by reason of
being or having been Manager to the Master Fund, or
the past or present performance of services to the
Company or the Master Fund in accordance herewith
and with the Master Fund Investment Management
Agreement by the indemnitee, except to the extent
that the loss, claim, damage, liability, cost or
expense was caused by reason of willful misfeasance,
bad faith or gross negligence of the duties involved
in the conduct of the indemnitees office. These
losses, claims, damages, liabilities, costs and
expenses include, but are not limited to, amounts
paid in satisfaction of judgments, in compromise, or
as fines or penalties, and counsel fees and
expenses, incurred in connection with the defense or
disposition of any action, suit, investigation or
other proceeding, whether civil or criminal, before
any judicial, arbitral, administrative or
legislative body, in which the indemnitee may be or
may have been involved as a party or otherwise, or
with which such indemnitee may be or may have been
threatened, while in office or thereafter. The
rights of indemnification provided under this
Section 5 are not to be construed so as to provide
for indemnification of an indemnitee for any
liability (including liability under U.S. federal
securities laws which, under certain circumstances,
impose liability even on persons that act in good
faith) to the extent that indemnification would be
in violation of applicable law, but shall be
construed so as to effectuate the applicable
provisions of this Section 5.
              (b)  Expenses, including counsel fees
and expenses, incurred by any indemnitee (but
excluding amounts paid in satisfaction of judgments,
in compromise, or as fines or penalties) may be paid
from time to time by the Company in advance of the
final disposition of any action, suit, investigation
or other proceeding upon receipt of an undertaking
by or on behalf of the indemnitee to repay to the
Company amounts paid if a determination is made that
indemnification of the expenses is not authorized
under Section 5(a) of this Agreement, so long as (i)
the indemnitee provides security for the
undertaking, (ii) the Company is insured by or on
behalf of the indemnitee against losses arising by
reason of the indemnitees failure to fulfill his,
her or its undertaking, or (iii) a majority of the
directors (each, a Director, and collectively, the
Directors) of the Company who are not interested
persons (as that term is defined in the Investment
Company Act of 1940, as amended (the 1940 Act)) of
the Company (Independent Directors) (excluding any
Director who is or has been a party to any other
action, suit, investigation or other proceeding
involving claims similar to those involved in the
action, suit, investigation or proceeding giving
rise to a claim for advancement of expenses under
this Agreement or the Master Fund Investment
Management Agreement) or independent legal counsel
in a written opinion determines based on a review of
readily available facts (as opposed to a full trial-
type inquiry) that reason exists to believe that the
indemnitee ultimately shall be entitled to
indemnification.
              (c)  As to the disposition of any
action, suit, investigation or other proceeding
(whether by a compromise payment, pursuant to a
consent decree or otherwise) without an adjudication
or a decision on the merits by a court, or by any
other body before which the proceeding has been
brought, that an indemnitee is liable to the Company
or its Members by reason of willful misfeasance, bad
faith or gross negligence of the indemnitees office,
indemnification shall be provided in accordance with
Section 5(a) of this Agreement if (i) approved as in
the best interests of the Company by a majority of
the Independent Directors (excluding any Director
who is or has been a party to any other action,
suit, investigation or other proceeding involving
claims similar to those involved in the action,
suit, investigation or proceeding giving rise to a
claim for indemnification under this Agreement or
the Master Fund Investment Management Agreement)
upon a determination based upon a review of readily
available facts (as opposed to a full trial-type
inquiry) that the indemnitee acted in good faith and
in the reasonable belief that the actions were in
the best interests of the Company and that the
indemnitee is not liable to the Company or its
Members by reason of willful misfeasance, bad faith,
gross negligence, or reckless disregard of the
duties involved in the conduct of the indemnitees
office, or (ii) the Directors secure a written
opinion of independent legal counsel based upon a
review of readily available facts (as opposed to a
full trial-type inquiry) to the effect that
indemnification would not protect the indemnitee
against any liability to the Company or its Members
to which the indemnitee would otherwise be subject
by reason of willful misfeasance, bad faith or gross
negligence.
              (d)  Any indemnification or advancement
of expenses made in accordance with this Section 5
shall not prevent the recovery from any indemnitee
of any amount if the indemnitee subsequently is
determined in a final judicial decision on the
merits in any action, suit, investigation or
proceeding involving the liability or expense that
gave rise to the indemnification or advancement of
expenses to be liable to the Company or its Members
by reason of willful misfeasance, bad faith or gross
negligence. In any suit brought by an indemnitee to
enforce a right to indemnification under this
Section 5 it shall be a defense that, and in any
suit in the name of the Company to recover any
indemnification or advancement of expenses made in
accordance with this Section 5 the Company shall be
entitled to recover the expenses upon a final
adjudication from which no further right of appeal
may be taken that, the indemnitee has not met the
applicable standard of conduct described in this
Section 5. In any suit brought to enforce a right to
indemnification or to recover any indemnification or
advancement of expenses made in accordance with this
Section 5, the burden of proving that the indemnitee
is not entitled to be indemnified, or to any
indemnification or advancement of expenses, under
this Section 5 shall be on the Company (or on any
Member acting derivatively or otherwise on behalf of
the Company or its Members).
              (e)  An indemnitee may not satisfy any
right of indemnification or advancement of expenses
granted in this Section 5 or to which he, she or it
may otherwise be entitled except out of the assets
of the Company, and no Member shall be personally
liable with respect to any such claim for
indemnification or advancement of expenses.
              (f)  The rights of indemnification
provided in this Section 5 shall not be exclusive of
or affect any other rights to which any person may
be entitled by contract or otherwise under law.
Nothing contained in this Section 5 shall affect the
power of the Company to purchase and maintain
liability insurance on behalf of the Manager or any
indemnitee.
              6.	Duration and Termination.
              (a)  This Agreement will become
effective as of the date first written above and
will continue in effect for a period of 150 days
unless sooner terminated as provided herein.
              (b)  This Agreement may be terminated by
the Company at any time, without payment of any
penalty, on 10 days written notice to the Manager
(a) upon the vote of a majority of the Board or (b)
by vote of a majority of the outstanding voting
securities of the Company.  If the Board officially
considers terminating this Agreement at any Board
meeting, the  Company agrees to provide the Manger
with written notice that such matter has been
officially considered by the Board.  This Agreement
may be terminated by the Manager at any time,
without the payment of any penalty, upon 30 days
written notice to the Company.  This Agreement will
terminate automatically in the event of its
assignment.
              7.	Definitions.
              As used in this Agreement, the terms
assignment, interested persons, and a vote of a
majority of the outstanding voting securities shall
have the respective meanings set forth in Section
2(a)(4), Section 2(a)(19) and Section 2(a)(42) of
the 1940 Act.
              8.	Amendment of Agreement.
              This Agreement may be amended by mutual
consent, but the consent of the Manager must be
approved (a) by vote of a majority of those members
of the Board who are not parties to this Agreement
or interested persons of any such party, cast in
person at a meeting called for the purpose of voting
on such amendment, and (b) by vote of a majority of
the outstanding voting securities of the Company.
              9.	Severability.
              If any provisions of this Agreement
shall be held or made invalid by a court decision,
statute, rule or otherwise, the remainder of this
Agreement shall not be affected thereby.
              10.	Applicable Law.
              This Agreement shall be construed in
accordance with the laws of the State of Delaware,
provided, however, that nothing herein shall be
construed in a manner inconsistent with the 1940
Act.
              11.	Notices.
              Any notice under this Agreement shall be
given in writing and deemed to have been duly given
when delivered by hand or facsimile or five days
after mailed by certified mail, post-paid, by return
receipt requested to the other party at the
principal office of such party.
              12.	Counterparts.
              This Agreement may be executed in one or
more counterparts, each of which shall be deemed to
be an original.
              13.	Form ADV; Company Changes.
              The Company acknowledges receiving Part
II of the Managers Form ADV.
              14.	Company Obligations.
              The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

[Signature page to follow]
              IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

PNC CAPITAL ADVISORS, LLC


__/s/Kevin A.
McCreadie_________________________________________
Name: Kevin A. McCreadie
Title:   President



PNC LONG-SHORT TEDI FUND LLC


_/s/Jennifer E.
Spratley__________________________________________
Name:  Jennifer E. Spratley
Title:    Vice President and Treasurer




6